Exhibit 4.13

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The ONE Group Hospitality, Inc. (the “Company,” “us,” “we,” or “our”) is authorized to issue up to 75,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, our bylaws, as amended, our certificate of designations of Series A preferred stock and applicable provisions of the Delaware General Corporation Law. We encourage you to read our charter, our bylaws and the applicable provisions of Delaware General Corporation Law for additional information. Our Common Stock is listed for trading on The Nasdaq Capital Market under the “STKS” symbol.

DESCRIPTION OF COMMON STOCK

General

Our Common Stock is the only class of securities we have registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting. The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any series of preferred stock that are currently outstanding and as we may designate and issue in the future.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is noncumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock eligible to vote for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock having preference over the Common Stock. Our common stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that is currently outstanding and which we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004-1561.

DESCRIPTION OF PREFERRED STOCK

General

Our board of directors may, without stockholder approval, issue shares of one or more series of preferred stock with such designations, rights, and preferences as it determines. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock (if any are declared), diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control of our company, all without further action by our stockholders.

Series A Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2024, 160,000 shares of our Series A preferred stock are issued and outstanding.

Our Series A preferred stock is non-voting and non-convertible. Our Series A preferred stock has compounding dividends that begin at a rate of 13.0% per annum and increase over time at specified intervals under its certificate of designations. Our Series A preferred stock is subject to optional redemption by us and mandatory redemption following specified events and in certain circumstances upon the exercise by the holders of a majority of the outstanding shares of Series A preferred stock of an option to deliver written notice to us to require redemption, in each case, for specified prices set forth in its certificate of designation. Our Series A preferred stock grants consent rights to the holders of a majority of the outstanding shares of Series A preferred stock for specified matters as set forth in its certificate of designations.

The holders of our currently issued and outstanding Series A preferred stock have further rights relating to their Series A preferred stock under the related investment agreement. This includes that specified investors currently holding a majority of our issued and outstanding Series A preferred stock currently have the right to designate two directors for nomination to our board of directors, among other matters.

Subject to the terms of our certificate of designations of Series A preferred stock, in the future our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our Common Stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Subject to the terms of our certificate of designations of Series A preferred stock, upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Series A preferred stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004-1561. The transfer agent and registrar for any further series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our Common Stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that were outstanding as of December 31, 2024.

Penny Warrants

Holders of warrants to purchase Common Stock at an exercise price of $0.01 per shares (“Penny Warrants”) have the rights described in, and the Penny Warrants are subject to the terms and conditions of, the applicable agreements governing the warrants (the “Warrant Certificates”). The information in this section is a summary of material portions of those provisions, and you should refer to the applicable Warrant Certificates for their full text.  As of December 31, 2024, Penny Warrants to purchase 1,905,687 shares of Common Stock were outstanding.

Exercise Mechanics

The Penny Warrants are exercisable for up to the number of shares of Common Stock indicated in the applicable Warrant Certificates (as adjusted from time to time in accordance with the terms of the applicable Warrant Certificates). The Penny Warrants may be exercised in whole or in part at any time and from time to time during the period beginning on May 1, 2024 and ending at the close of business on May 1, 2034. The Penny Warrants may be exercised for cash (a “Cash Exercise”), at an exercise price of $0.01 per share of Common Stock (as adjusted from time to time in accordance with the terms of the applicable Warrant Certificates), or exercised in a “cashless” exercise (a “Cashless Exercise”). In the event of a Cashless Exercise, the Company will issue to the warrant holder a number of shares of Common Stock according to the following formula:

X = Y*(A - B) ÷ A

where:

•	“X” is the net number of shares of Common Stock to be issued to the holder of the Penny Warrant pursuant to the Cashless Exercise;

•	“Y” is the number of gross shares of Common Stock that would be issuable upon exercise of the Penny Warrant if the exercise were by means of a Cash Exercise rather than a Cashless Exercise;

•

“A” is the fair market value of Common Stock as of the date of exercise (determined based on the closing sale price of Common Stock on the business day immediately prior to the date of exercise, as more fully described in the Warrant Certificates (the “Fair Market Value”)); and

•	“B” is the Penny Warrant’s exercise price at the time of exercise.

Anti-Dilution Adjustments

The number of shares of Common Stock issuable upon exercise of the Penny Warrants is subject to adjustment as described below.

A.    If the Company (a) declares, orders, pays or makes a dividend or a distribution on outstanding shares of Common Stock payable in shares of Common Stock, (b) splits, subdivides or reclassifies outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) combines or reclassifies shares of Common Stock into a smaller number of shares of Common Stock, or (d) increases or decreases the number of shares of Common Stock outstanding by reclassification of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of the Penny Warrants will be adjusted so that, after giving effect to such adjustment, the warrant holders will be entitled to receive the number of shares of Common Stock upon exercise that the warrant holders would have owned or have been entitled to receive had the Penny Warrant been exercised immediately prior to the happening of the listed event (or, in the case of a dividend or distribution of shares of Common Stock, immediately prior to the record date therefor).

B.    If the Company declares or makes a dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, other than a dividend or distribution of shares of Common Stock) (a “Distribution”), then, in each such case, on the date on which such Distribution is made, the warrant holders on the record date of such Distribution will be entitled to receive the Distribution with respect to the number of shares of Common Stock that would have been issuable upon a complete exercise of the Penny Warrants as of the record date of such Distribution.

C.    Except in the case of an underwritten offering registered with the SEC under Securities Act of 1933, as amended (the “Securities Act”), if the Company issues shares of Common Stock or any securities or rights convertible or exchangeable into, or having an interest equivalent to, Common Stock entitling the holder thereof to receive, directly or indirectly, shares of Common Stock or securities or rights convertible or exchangeable into, or having an interest equivalent to, shares of Common Stock (“Common Stock Equivalent”), at a price for such shares of Common Stock or Common Stock Equivalent that is less than 95% of the Fair Market Value of shares of Common Stock immediately prior to such issuance (a “Below Fair Market Value Issuance”), other than an issuance to which paragraph A., above, applies, then immediately upon such Below Fair Market Value Issuance, the number of shares of Common Stock purchasable upon exercise of the Penny Warrants shall be increased to equal the product of (a) the number of shares of Common Stock purchasable upon exercise of the Penny Warrants prior to the Below Fair Market Value Issuance, and (b) a fraction, (i) the numerator of which is the sum of (x) the number of shares of Common Stock outstanding prior to the Below Fair Market Value Issuance, (y) the number of shares of Common Stock purchasable upon exercise of the Penny Warrants prior to the Below Fair Market Value Issuance, and (z) the number of equity securities issued pursuant to the Below Fair Market Value Issuance, and (ii) the denominator of which is the sum of (x) the number of shares of Common Stock of the Company outstanding prior to the Below Fair Market Value Issuance, (y) the number of shares of Common Stock purchasable upon exercise of the Penny Warrants prior to the Below Fair Market Value Issuance, and (z) the number of shares of Common Stock that would have been purchased in the Below Fair Market Value Issuance had the total consideration paid in such issuance been used to purchase shares of Common Stock at Fair Market Value.

D.    In case of a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) (a “Business Combination”) involving the Company or reclassification of Common Stock (other than a reclassification of Common Stock covered by paragraph A., above), the warrant holders’ rights to receive shares of Common Stock upon exercise of the Penny Warrants shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise the Penny Warrants to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of the Penny Warrants in full immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions of the applicable Warrant Certificates shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the warrant holders’ rights to exercise the Penny Warrants in exchange for any shares of stock or other securities or property as described in this paragraph. In determining the kind and amount of stock, securities or property receivable upon exercise of the Penny Warrants upon and following adjustment described in this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the warrant holders shall have the right to make the same election upon exercise of the Penny Warrants with respect to the number of shares of stock or other securities or property which the warrant holders will receive upon exercise of the Penny Warrants.

The Company will provide warrant holders with notice of adjustment events and certain other Company transactions.

The adjustments described in this section will not be made in connection with (a) any issuance of equity securities to employees, officers or directors of the Company or its subsidiaries pursuant to any stock option plan, equity incentive plan (including the Company’s 2019 Equity Incentive Plan) or other employee benefit arrangement approved by the Company’s board of directors, (b) any issuance of shares of Common Stock under other warrants, and/or (c) any issuance of equity securities in the following transactions: (i) any acquisition by the Company or any of its subsidiaries of any equity interests, assets, properties or business of any person; (ii) any merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than a Business Combination covered by paragraph D., above); (iii) the commencement of any transaction or series of related transactions involving a change of control of the Company (other than a Business Combination covered by paragraph D., above); (iv) any private placement of warrants to purchase equity securities of the Company to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company; and (v) any issuance of equity securities by the Company in connection with which a warrant holder exercised its participation or preemptive rights in accordance with the Investment Agreement, dated as of May 1, 2024, between the Company and the investors party thereto, as amended, supplemented or otherwise modified from time to time.

Market Warrants

Holders of warrants to purchase Common Stock at an exercise price of $10.00 per shares (“Market Warrants”) have the rights described in, and the Market Warrants are subject to the terms and conditions of, the applicable Warrant

Certificates. The information in this section is a summary of material portions of those provisions, and you should refer to the applicable Warrant Certificates for their full text. Market Warrants exercisable for an aggregate of 1,066,667 shares of Common Stock are outstanding as of December 31, 2024.

Exercise Mechanics

The Market Warrants are exercisable for up to the number of shares of Common Stock indicated in the applicable Warrant Certificates (as adjusted from time to time in accordance with the terms of the applicable Warrant Certificates). The Market Warrants may be exercised in whole or in part at any time and from time to time during the period beginning on May 31, 2024 and ending at the close of business on May 1, 2029. The Market Warrants may be exercised for cash at an exercise price of $10.00 per share of Common Stock (as adjusted from time to time in accordance with the terms of the applicable Warrant Certificates).

Anti-Dilution Adjustments

The number of shares of Common Stock issuable upon exercise, or exercise price, of the Market Warrants is subject to adjustment as described below.

A.    If the Company (a) declares, orders, pays or makes a dividend or a distribution on outstanding shares of Common Stock payable in shares of Common Stock, (b) splits, subdivides or reclassifies outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) combines or reclassifies shares of Common Stock into a smaller number of shares of Common Stock, or (d) increases or decreases the number of shares of Common Stock outstanding by reclassification of shares of Common Stock, the exercise price of the Market Warrants will be adjusted according to the following formula:

EP2 = EP1 * (A) ÷ (B)

where:

•	“EP2” is the exercise price in effect immediately after such event;

•	“EP1” is the exercise price in effect immediately prior to such event;

•	“A” is the number of shares of Common Stock outstanding immediately after the close of business on the record date for such event;

•	“B” is the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such event.

B.    If the Company declares or makes a Distribution, then, in each such case, on the date on which such Distribution is made, the exercise price of the Market Warrants will be reduced according to the following formula:

EP2 = EP1 * (A) ÷ (A + B)

where:

•	“EP2” is the exercise price in effect immediately after such Distribution;

•	“EP1” is the exercise price in effect immediately prior to such Distribution;

•

“A” is the Fair Market Value per share of Common Stock on the last trading day immediately preceding the first date on which the shares of Common Stock trade regular way without the right to receive such Distribution; and

•

“B” is (i) if the Distribution is in cash, the amount in cash distributed to warrant holders per share of Common Stock or (ii) if the Distribution is not in cash, the fair market value (as determined in good faith by the Company’s board of directors) of the shares of stock or other securities, property or options that are distributed to warrant holders per share of Common Stock.

C.    Except in the case of an underwritten offering registered with the SEC under the Securities Act, if the Company issues shares of Common Stock or any Common Stock Equivalent in a Below Fair Market Value Issuance, other than an issuance to which paragraph A., above, applies, then immediately upon such Below Fair Market Value Issuance, the exercise price of the Market Warrants will be reduced according to the following formula:

EP2 = EP1 * (A + B) ÷ (A + C)

where:

•	“EP2” is the exercise price in effect immediately after such Below Fair Market Value Issuance;

•	“EP1” is the exercise price in effect immediately prior to such Below Fair Market Value Issuance;

•	“A” is the number of shares of Common Stock outstanding prior to the Below Fair Market Value Issuance;

•

“B” is the number of shares of Common Stock that would have been issued if such additional shares of Common Stock had been issued or deemed issued at a price per share equal to Fair Market Value (determined by dividing the aggregate consideration received by the Company in respect of such issue by Fair Market Value); and

•	“C” is the number of such additional shares of Common Stock issued in such Below Fair Market Value Issuance.

D.    In case of a Business Combination involving the Company or reclassification of Common Stock (other than a reclassification of Common Stock covered by paragraph A., above), the Market Warrant holders’ right to receive shares of Common Stock upon exercise of the Market Warrants shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise the Market Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of the Market Warrant in full immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions of the applicable Warrant Certificates shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Market Warrant holders’ right to exercise the Market Warrants in exchange for any shares of stock or other securities or property as described in this paragraph. In determining the kind and amount of stock, securities or property receivable upon exercise of Market Warrants upon and following adjustment described in this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Market Warrant holders shall have the right to make the same election upon exercise of the Market Warrants with respect to the number of shares of stock or other securities or property which the Market Warrant holders will receive upon exercise of the Market Warrants.

The Company will provide warrant holders with notice of adjustment events and certain other Company transactions.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions

The provisions of Delaware law and our amended and restated certificate of incorporation, our certificate of designations of Series A preferred stock and bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination of the corporation governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of Common Stock held by our stockholders.

Classified Board of Directors; Removal of Directors for Cause

Pursuant to our amended and restated certificate of incorporation and bylaws, our board of directors is divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier death, resignation, retirement, disqualification or removal. Members of the board of directors may only be removed for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Board Size and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors shall be fixed exclusively by majority vote of the total number of directors. Vacancies on the board may be filled by a majority vote of the remaining directors then in office, and any director so chosen will hold that office for the remainder of the full term of the class of directors to which the new directorship was added.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date. For a special meeting, the notice must generally be delivered not earlier than the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer or President, or our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent

Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was one of our directors or officers or, while one of our directors or officers, is or was serving at our request as a director, officer, or employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

In addition to the indemnification provided in our amended and restated certificate of incorporation and our bylaws, we may enter into indemnification agreements with any directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our amended and restated certificate of incorporation, bylaws, indemnification agreements, indemnity agreement, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, bylaws, indemnification agreements, indemnity agreement, or law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.